UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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TRW Automotive Holdings Corp.
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TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
March 28, 2006
TO OUR STOCKHOLDERS:
Our 2006 annual meeting of stockholders will be held at the Ritz-Carlton New York – Battery Park, Two West Street, New York, NY 10004 on Tuesday, May 16, 2006. The annual meeting will begin promptly at 4:00 p.m., local time. If you plan to attend the meeting, please indicate on your proxy card your intention to do so.
Please read these materials so that you will know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card in the enclosed postage-paid envelope. Instructions on how to vote are on the proxy card enclosed with this proxy statement. Stockholders may also obtain the notice of annual meeting and the proxy statement at TRW’s home page on the World Wide Web (www.trwauto.com).
John C. Plant
Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
The annual meeting of stockholders of TRW Automotive Holdings Corp. will be held at the Ritz-Carlton New York – Battery Park, Two West Street, New York, NY 10004 on Tuesday, May 16, 2006, at 4:00 p.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.	The election of two directors to three-year terms on the Board of Directors. The Board has nominated for re-election Robert L. Friedman and J. Michael Losh, both current directors.
Proposal 2.	The ratification of Ernst & Young LLP as TRW’s independent public accountants for 2006. Ernst & Young LLP served in this same capacity in 2005.
The record date for the annual meeting is March 20, 2006. Only stockholders of record at the close of business on that date may vote at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS
David L. Bialosky
Secretary
Livonia, Michigan
March 28, 2006

March 28, 2006
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
Proxy Statement
General Information
What is this document?
This document is the Proxy Statement of TRW Automotive Holdings Corp. being sent in connection with our annual meeting of stockholders to be held on May 16, 2006. A form of proxy card accompanies this document. We will refer to the company throughout as “TRW”, “we” or “us”. We are distributing this Proxy Statement and the accompanying proxy card on or about March 28, 2006.
Is there any other information that I should be receiving?
Yes. Along with your Proxy Statement, you should receive a copy of our 2005 Annual Report, which contains financial and other information about TRW and our most recently completed year.
Why am I receiving a Proxy Statement?
We are sending this Proxy Statement and the form of proxy card to solicit your proxy (i.e. permission) to vote your shares of TRW stock upon certain matters. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, however, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.
Who is paying the costs of the Proxy Statement and the solicitation of my proxy?
TRW.
Who is soliciting my proxy and will anyone be compensated to solicit my proxy?
Your proxy is being solicited by and on behalf of our Board of Directors. TRW will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. Directors, officers and other employees of TRW who solicit proxies will do so without extra remuneration except reimbursement of out-of-pocket expenses. TRW may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxies and proxy materials to beneficial owners of TRW common stock and for obtaining their instructions.
Voting Matters
What am I voting on?
You will be voting on the following:
•	The election of two directors for a three-year term;

•	The ratification of Ernst & Young LLP as our independent public accountants for 2006; and

•	Any other matter properly brought before the annual meeting.
Who is entitled to vote?
Stockholders of record of our common stock at the close of business on March 20, 2006, the record date, may vote at the annual meeting. On March 20, 2006, 99,874,913 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.

How do I vote?
If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing and mailing the enclosed proxy card. If you sign and return your signed proxy to us before the annual meeting, we will vote your shares as you direct. If you are a stockholder who holds shares through a broker (in “street name”), you must vote your shares in the manner prescribed by your broker, which may include voting by using the Internet or by telephone.
Whether you are a stockholder of record or hold your shares in street name, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card). You can also specify whether you approve, disapprove, or abstain from the other proposals presented at the meeting. Proposals 1 and 2 will be presented at the meeting by management. The proposals are described in this Proxy Statement under the “Proposals Requiring Your Vote” section of this Proxy Statement.
If you do not specify on your proxy card how you want to vote your shares, we will vote them “For” the election of all nominees for director as set forth under Proposal 1 in the section entitled “Proposals Requiring your Vote,” and “For” Proposal 2.
Can I change my mind and revoke my proxy?
Yes. You may revoke your proxy at any time before it is exercised in any of three ways:
•	By notifying TRW’s secretary in writing;

•	By submitting another proxy by mail that is received later and that is properly signed; or

•	By voting in person at the meeting
You will not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.
How do I vote under employee plans?
If you participate in the TRW Automotive Retirement Savings Plan or the TRW Automotive Savings Plan for Represented Employees, then you may be receiving these materials because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares. They will vote the shares in accordance with your instructions and the terms of the plan. If you do not provide voting instructions for shares held for you in any of these plans, then an independent fiduciary selected by TRW, but not affiliated with TRW, will vote your shares as such independent fiduciary deems advisable.
In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive.
If you participate in the TRW Canada Limited Retirement Savings Plan, you may have unit holdings in the TRW common stock fund. As a unit-holder of the fund, however, you will not be able to vote the securities held by the fund.
How many votes must be present to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock on the record date is necessary to constitute a quorum.

How many votes are needed to elect directors and approve other matters?
In the election of directors, the two persons receiving the highest number of “For” votes will be elected. Stockholders may not cumulate their votes in the election of directors.
The affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required to approve each proposal other than the election of directors. Each share of common stock carries one vote.
How will abstentions and broker non-votes be treated?
Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present.” Accordingly, abstentions and broker nonvotes are the equivalent of votes against a proposal where approval requires a majority of shares present. Abstentions and broker nonvotes will not affect the outcome in the election of directors.
What if I have the same address as another stockholder?
The proxy rules of the Securities and Exchange Commission permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.
TRW has been notified that certain intermediaries will utilize this procedure for TRW’s 2005 Annual Report and proxy materials. Therefore,only one Annual Report and Proxy Statement may have been delivered to multiple stockholders sharing a single address. If you wish to opt out of this procedure and receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy, you should contact your bank, broker or other nominee or TRW at the address and telephone number below.
TRW will promptly deliver a separate copy of the 2005 Annual Report or Proxy Statement for the annual meeting upon oral request to TRW’s Investor Relations Department at (800) 219-7411 or written request to Investor Relations, 12001 Tech Center Drive, Livonia, Michigan 48150.
How will TRW’s majority shareholder vote?
As of March 20, 2006, affiliates of The Blackstone Group L.P. (“Blackstone”) beneficially own and have the right to vote a majority of the outstanding shares of our common stock. Blackstone has advised us that they intend to vote all such shares in favor of the nominees for director and in favor of Proposal 2. Accordingly, a quorum at the annual meeting, the election of directors and the approval of Proposal 2 are assured.
Are there any other matters to be acted upon at the meeting?
We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.
Where do I find the results of the voting?
We will publish the voting results in our Form 10-Q for the second quarter of 2006. You will also be able to find the results in the investor information section of TRW’s home page on TRW’s Internet site (www.trwauto.com).

Proposals Requiring Your Vote
PROPOSAL 1 — Election of Directors
The first proposal on the agenda for this year’s annual meeting will be to elect two directors to serve as Class II directors for a three-year term beginning at the meeting and expiring at the 2009 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of eight directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class II directors are up for election at the meeting. The nominees for election are Robert L. Friedman and J. Michael Losh, both current Class II directors. The Class I and Class III directors will continue in office following the meeting. Their terms will expire in 2008 (Class I) and 2007 (Class III). For information regarding the director nominees and our other directors, see the “The Board of Directors” section of this Proxy Statement.
We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.
The Board of Directors recommends a vote “For” the director nominees. Proxies solicited by the Board of Directors will be voted “For” the director nominees unless stockholders specify a different choice.
PROPOSAL 2 — Selection of Independent Public Accountants
The Audit Committee of the Board of Directors has the sole responsibility for selecting the independent public accountants to audit TRW’s consolidated financial statements. The Audit Committee’s selection of Ernst & Young LLP to audit TRW’s consolidated financial statements for 2006 is being submitted to you for ratification. Representatives of Ernst & Young LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
TRW management will present the following resolution at the meeting:
“RESOLVED: That the selection of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of the Company for 2006 is ratified.”
The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.
The Board of Directors
The Board of Directors currently consists of eight directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board of Directors met six times during 2005, four of which were regular meetings and the remaining special meetings. All of the current directors who were directors in 2005 attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which they served in 2005. Directors are expected to attend all scheduled board and committee meetings. Mr. Plant, Mr. Simpkins, Mr. Friedman, Mr. Losh, Mr. Paul O’Neill and Ms. Miller attended the annual meeting in 2005. Director presence at the annual meeting is encouraged.
Director Independence
TRW’s Board of Directors is currently comprised of three directors who qualify as “independent” as such term is defined by the rules adopted by the Securities and Exchange Commission and New York Stock Exchange listing requirements. To be considered independent, the Board of Directors must determine each year that a director does not have any direct or indirect material relationship with TRW. When assessing the “materiality” of any relationship a director has with TRW, the Board of Directors reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or charitable relationship of a director impairs such director’s independence.
The Board of Directors established guidelines, which are set forth in the corporate governance guidelines published on TRW’s Internet site (www.trwauto.com), to assist it in determining director independence under the New York

Stock Exchange listing requirements. These guidelines provide that a director will not be independent if, within the preceding three years (i) the director was employed by TRW or its subsidiaries; (ii) an immediate family member of the director was employed by TRW or its subsidiaries as an executive officer; (iii) a TRW executive officer was on the compensation committee (or a committee performing similar functions) of the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or (iv) the director or an immediate family member of the director received more than $100,000 during any twelve-month period in direct compensation from TRW or its subsidiaries (other than payments for current or past service as a director or compensation received by a family member for service as a non-executive employee). In addition, a director will not be independent if (i) the director or an immediate family member of the director is a current partner of TRW’s independent auditor; (ii) the director is a current employee of such firm; (iii) the immediate family member of the director is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or immediate family member of the director was within the last three years a partner or employee of such firm and personally worked on TRW’s audit within that time. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a TRW director is an employee of another company that does business with the Company and the annual sales to, or purchases from, TRW or its subsidiaries are less than the greater of $1 million or two percent of the annual revenues of the company he or she is employed by; (ii) if a TRW director is an employee of another company which is indebted to TRW or its subsidiaries, or to which TRW or its subsidiaries is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she is employed by; and (iii) if a TRW director serves as an officer, director or trustee of a charitable organization, and TRW’s discretionary charitable contributions to the organization are less than the greater of $1 million or two percent of that organization’s total annual charitable receipts. (Automatic matching of employee charitable contributions will not be included in the amount of TRW’s contributions for this purpose.)
The Board of Directors has affirmatively determined that each of the following directors and nominees for director meet these standards for independence and qualify as independent: J. Michael Losh, Francois J. Castaing and Jody G. Miller. Throughout this Proxy Statement, we refer to these directors as our “independent directors.” In addition, although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board has determined that such simultaneous service does not impair his ability to serve on TRW’s Audit Committee.
Controlled Company Status
TRW is a “controlled company” under the rules of the New York Stock Exchange because more than 50% of the voting power of TRW is held by affiliates of Blackstone. TRW chooses to take advantage of certain of the exemptions from governance requirements of the New York Stock Exchange afforded to controlled companies, including an exemption from the requirement that a majority of the board of directors be independent and that the compensation committee and nominating committee be independent. Accordingly, a majority of our Board of Directors and the members of TRW’s Compensation Committee and TRW’s Corporate Governance and Nominating Committee are not independent under the rules of the New York Stock Exchange.
Director Information
Neil Simpkins, our Chairman of the Board, presides over meetings of the non-management directors. Stockholders and other interested persons may contact Mr. Simpkins, the non-management directors as a group, or the Audit Committee directly in writing c/o TRW Automotive Holdings Corp., P.O. Box 51701, Livonia, MI 48151-5701, USA. TRW’s Internet site (www.trwauto.com) includes: the Standards of Conduct, TRW’s code of business conduct and ethics applicable to all of TRW’s directors, officers and employees; corporate governance guidelines; and charters for the Audit, Compensation and Corporate Governance and Nominating Committees. In addition, these documents are available in print to any stockholder who requests them.
The following information about the directors, including the nominees, has been provided by the directors. There is no family relationship among the directors or between any director and an executive officer. For a description of the designation of four directors affiliated with Blackstone, see “Certain Relationships and Related Transactions – Stockholders Agreement”.

Class II—Nominees Standing for Re-Election:

Name, Age and	First Became a
Position	Director	Principal Occupation, Business Experience and Directorships
Robert L. Friedman, 63 Director	2003	Mr. Friedman has served as a senior managing director of Blackstone since February 1999 and in addition as Chief Administrative Officer and Chief Legal Officer of Blackstone since January 2003. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett LLP, a New York law firm. He currently also serves on the board of directors of Axis Capital Holdings Limited, Houghton Mifflin Holdings, Inc. and Northwest Airlines, Inc. (he is also audit committee chairman of Northwest).

J. Michael Losh, 59 Director	2003	Mr. Losh was interim chief financial officer of Cardinal Health from July 2004 until May 2005. He served as the Chairman of the Board of Metaldyne Corporation from October 2000 to April 2002. Prior to that, he was the Executive Vice President and Chief Financial Officer of General Motors Corp. from July 1994 to September 2000. At General Motors he served in a variety of operating and financial positions from 1964 to 2000. He currently also serves on the board of directors of Cardinal Health Inc. and Aon Corporation and on the board of directors and audit committee of H.B. Fuller Company, AMB Property Corporation, Masco Corporation and Metaldyne Corporation.
Class I—Terms Expiring in 2008:

Name, Age and	First Became a
Position	Director	Principal Occupation, Business Experience and Directorships
Matthew Kabaker, 29 Director	2005	Mr. Kabaker is a Principal of Blackstone where he has worked since 1998. Mr. Kabaker currently serves on the board of directors of Financial Guaranty Insurance Company and Ariel Insurance Holdings.

Paul H. O’Neill, 70 Director	2003	Mr. O’Neill has been a Special Advisor at Blackstone since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chairman and Chief Executive Officer of Alcoa from 1987 through 1999. He retired as Chairman of Alcoa in 2000. He currently also serves on the board of directors of Eastman Kodak Company, Nalco Company and Celanese Corporation.

Francois J. Castaing, 60 Director	2004	Mr. Castaing is a consultant for Castaing & Associates. Mr. Castaing retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation serving as Executive Vice President of Vehicle Engineering from 1988 to 1996 and subsequently ran Chrysler International Operations. From 1980 to 1987, Mr. Castaing was with American Motors where he was Vice President of Engineering and later Group Vice President Product and Quality, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing currently serves on the board of directors and audit committee of Amerigon Incorporated.

Class III—Terms Expiring in 2007:

Name, Age and	First Became a
Position	Director	Principal Occupation, Business Experience and Directorships
John C. Plant, 52 Director, President and Chief Executive Officer	2003	Mr. Plant has been our President and Chief Executive Officer since February 28, 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 – 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.

Neil P. Simpkins, 39 Director, Chairman of the Board	2003	Mr. Simpkins has served as a senior managing director of Blackstone since December 1999. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves on the board of directors of Vanguard Health Systems Inc. and Team Health L.L.C.

Jody G. Miller, 48 Director	2005	Ms. Miller has been a Venture Partner with Maveron, LLC since 2000. From 1995 to 1999, Ms. Miller held a variety of executive positions, including Executive Vice President and Acting President and Chief Operating Officer, at Americast, a digital video and interactive services partnership of Ameritech, BellSouth, GTE, SBC, SNET and The Walt Disney Company. In 2005, Ms. Miller founded and became CEO of The Business Talent Group, a privately held company providing top independent business talent to companies for project and interim executive assignments. She also serves on the board of directors of Capella Education Company, a privately held online university.

Committees of the Board of Directors
There are three standing committees of our Board of Directors: Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, which serves as our nominating committee. The Audit Committee is composed entirely of independent directors.
Audit Committee

Number of Members:	3 (three)

Members:	J. Michael Losh (Chairman)

Francois J. Castaing

Jody G. Miller

Number of Meetings in 2005:	8 (eight)

Purpose:	The Audit Committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of TRW’s financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and TRW’s internal audit function and compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) reviewing with the independent auditor and management, the adequacy and effectiveness of the systems of internal controls, (6) discussing the annual audited financial and quarterly statements with management and the independent auditor, (7) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (8) discussing policies with respect to risk assessment and risk management, (9) meeting separately, periodically, with management, internal auditors and the independent auditor, (10) reviewing with the independent auditor any audit problems or difficulties and managements’ response, (11) setting clear hiring policies for employees or former employees of the independent auditors, (12) handling such other matters that are specifically delegated to the audit committee by the Board from time to time and (13) reporting regularly to the full Board.

The Audit Committee is currently composed of the following three individuals: J. Michael Losh, Francois J. Castaing and Jody G. Miller. Each of Mr. Losh, Mr. Castaing and Ms. Miller is independent as that term is used in section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board of Directors has determined that each of the members of the Audit Committee is independent, as defined by the rules of the New York Stock Exchange. The Board of Directors has also determined that Mr. Losh, the former Chief Financial Officer of General Motors Corp., is an audit committee financial expert as defined in Item 401(h) of Regulation S-K under the Exchange Act and the related rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined Francois J. Castaing and Jody G. Miller have significant experience in reviewing, understanding and evaluating financial statements and are financially literate, as such term has been defined by the listing standards of the New York Stock Exchange. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trwauto.com) and is available in print to any stockholder who requests it.

Compensation Committee

Number of Members:	2 (two)

Members:	Neil Simpkins

Matthew Kabaker

Number of Meetings in
2005:	None. The Compensation Committee held no formal meetings and acted in 2005 solely by written consent.

Purpose:	The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing the compensation of TRW’s directors and reviewing and approving the compensation of TRW’s executive officers, (3) reviewing and approving employment contracts and other similar arrangements between TRW and executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the Board from time to time. It also is responsible for producing an annual report on executive compensation for inclusion in this proxy statement. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trwauto.com) and is available in print to any stockholder who requests it.
Corporate Governance and Nominating Committee

Number of Members:	2 (two)

Members:	John Plant

Neil Simpkins

Number of Meetings in
2005:	None. The Corporate Governance and Nominating Committee held no formal meetings and acted in 2005 solely by written consent.

Purpose:	The Corporate Governance and Nominating Committee is generally responsible for identifying qualified Board candidates, recommending director nominees and appointments to Board committees, and overseeing the evaluation of the Board’s performance and the Corporate Governance Guidelines. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trwauto.com) and is available in print to any stockholder who requests it.

The Corporate Governance and Nominating Committee will consider stockholder suggestions for nominees for director. Suggestions should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are also described in the section entitled “Stockholder Proposals” of this Proxy Statement.
Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Corporate Governance and Nominating Committee, after consultation with the Chairman and other members of the Board, shall review periodically the particular attributes that would be most beneficial to TRW in future Board nominees. This assessment shall include, but not be limited to, issues such as integrity, competence, experience, commitment, diversity and collegiality.
Each of the nominees included on the proxy card for the 2006 Annual Meeting for the Board of Directors is standing for re-election. From time-to-time TRW has retained the search firm of Heidrick and Struggles to assist in identifying potential nominees. Mr. Losh and Mr. Castaing, who were elected to the Board of Directors in November 2003 and April 2004, respectively, were recommended by Heidrick and Struggles.
Code of Ethics
We have adopted a code of ethics that applies to our chief executive officer, chief financial officer, principal accounting officer and other employees. This code is called our Standards of Conduct and is available on our website at www.trwauto.com under Investor Information/Corporate Governance and is available in print to any stockholder who requests it.
Security Ownership of Certain Beneficial Owners and Management
The table below shows how much of our common stock was beneficially owned as of March 16, 2006 (unless another date is indicated) by (i) each director (who was serving as a director as of that date) and nominee for director, (ii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement, (iii) each person known by TRW to beneficially own more than 5% of our common stock and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of March 16, 2006 (such as by exercising options). All persons subject to the reporting requirements of Section 16(a) of the regulations under the Exchange Act filed the required reports on a timely basis for the fiscal year ended 2005.

Name of Beneficial Owner	Number	Percent
Blackstone(1)	56,060,285	56.4
Northrop Grumman(2)	9,743,500	9.8
Peter G. Peterson(1)	56,060,285	56.4
Stephen A. Schwarzman(1)	56,060,285	56.4
Robert L. Friedman(1)	56,060,285	56.4
Neil P. Simpkins(1)	56,060,285	56.4
Matthew Kabaker(3)	—	—
Francois J. Castaing	4,400	*
J. Michael Losh	7,400	*
Jody G. Miller (4)	2,200	—
Paul H. O’Neill	8,000	*
John C. Plant (5)(6)	1,472,027	1.5
Steven Lunn(5)	731,396	*
Peter J. Lake(5)	480,393	*
Joseph S. Cantie(5)	405,843	*
David L. Bialosky(5)	286,429	*
Wellington Management, LLP (7)	6,538,725	6.6
All directors and executive officers as a group (13 persons)	3,449,211	3.5

*	Less than 1% of shares of common stock outstanding (excluding, in the case of all directors and executive officers as a group, shares beneficially owned by Blackstone).
(1)	Shares shown as beneficially owned by Blackstone are held directly by Automotive Investors L.L.C. (“AIL”), a Delaware limited liability company. Blackstone Family Investment Partnership IV-A L.P., Blackstone Capital Partners IV-A L.P., Blackstone Capital Partners IV L.P. and Blackstone Automotive Co-Invest Capital Partners L.P. are members of AIL and collectively have investment and voting control over our shares held by AIL. Blackstone Management Associates IV L.L.C. is the sole general partner of each of these entities. Messrs. Friedman and Simpkins are members of Blackstone Management Associates IV L.L.C., which has investment and voting control over the shares controlled by each of these entities, and may be deemed to be beneficial owners of such shares. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone and, as such may also be deemed to share beneficial ownership of the shares controlled by these entities. Each of Blackstone Management Associates IV L.L.C. and Messrs. Friedman, Simpkins, Peterson and Schwarzman disclaims beneficial ownership of such shares. The address of each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(2)	Northrop Grumman Corporation (“Northrop”) owns its shares indirectly through one or more of its subsidiaries, who have agreed to vote these shares only in accordance with instructions provided by AIL. See “Certain Relationships and Related Transactions – Stockholders Agreement”. The address of Northrop is 1840 Century Park East, Los Angeles, California 90067.

(3)	Mr. Kabaker is an employee of Blackstone, but does not have investment or voting control over the shares beneficially owned by Blackstone.

(4)	Shares shown as beneficially owned by Ms. Miller include 2,200 restricted stock units that vest May 1, 2006.

(5)	Shares shown as beneficially owned by the executive officers include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: (1) 1,270,933 shares for Mr. Plant, (2) 613,333 shares for Mr. Lunn, (3) 385,000 shares for Mr. Lake, (4) 350,667 shares for Mr. Cantie and (5) 245,867 shares for Mr. Bialosky. Shares shown as beneficially owned by the executive officers also include any shares held through TRW’s Retirement Savings Plan.

(6)	176,000 of the shares and 269,376 of the options shown as beneficially owned by Mr. Plant are held directly by a limited liability company and a trust, respectively, set up for his estate planning purposes.

(7)	Based on a Schedule 13G dated February 14, 2006 filed by Wellington Management, LLP (“Wellington”) with the Securities and Exchange Commission. Wellington, in its capacity as investment adviser, may be deemed to own these shares, which are held of record by clients of Wellington. Wellington has shared voting power over 4,705,176 shares and investment power over 6,506,725 shares. Wellington’s address is 75 State Street, Boston MA 02109.
Compensation of Directors
We do not pay directors who are also our employees or otherwise are not independent additional compensation for their service as directors or committee members. Compensation for our independent directors consists of:
•	$40,000 cash retainer per year and a fee of $1,250 for each Board Meeting and each Committee meeting attended;

•	An annual fee of $9,000 for acting as a Chair of the Audit Committee and an annual fee of $4,000 for acting as a member of the Audit Committee; and

•	An annual grant of 2,500 shares of restricted stock units, which vest after one year.
On February 23, 2005, the Board unanimously approved the recommendation of the Compensation Committee to increase independent director compensation to the levels set forth above. Previously, independent director compensation consisted of an annual cash retainer of $35,000, annual Audit Committee chair retainer of $6,000, annual Audit Committee member retainer of $3,000 and an annual grant of 2,200 restricted stock units. The meeting fee was not revised.
We believe that a component of our directors’ compensation should be linked to our stock. For this reason, we have awarded our independent directors a portion of their fees in restricted stock units. In addition, we have a stock ownership guideline for our independent directors of 8,000 shares, with such goal to be met within five years of being elected to the Board.
We reimburse our directors for their travel and related out-of-pocket expenses in connection with attending Board, Committee and stockholders meetings. In connection with last year’s annual stockholders meeting, we invited spouses of the directors to attend as well. In 2005, TRW paid spousal travel and other non-business expenses incurred in connection with the annual meeting as follows: $1,874 on behalf of Mr. Friedman; and $2,143 on behalf of Mr. Paul O’Neill. The Company also reimbursed these directors for taxes attributable to that income.

Certain Relationships and Related Transactions
Indemnification under the Master Purchase Agreement
In connection with Blackstone’s acquisition in 2003 of the shares of the subsidiaries of TRW Inc. engaged in the automotive business from Northrop (the “Acquisition”), Northrop agreed to indemnify us from certain liabilities, including:
•	any losses or damages arising from the inaccuracy or breach of any representation or warranty of Northrop or its affiliates contained in the acquisition agreement (the “Master Purchase Agreement”) or any of the ancillary agreements described below;

•	50% of any environmental liabilities (subject to certain exceptions) associated with the operation or ownership of TRW Inc.’s automotive business on or prior to the Acquisition, regardless of whether the liabilities arise before or after the Acquisition; and

•	specified tax losses or liabilities.
Northrop’s indemnification obligation with respect to breaches of representations and warranties referred to above is subject to a $50 million deductible (other than losses from certain specified matters not subject to the deductible) and to a $500 million cap (other than losses from certain specified representations and warranties as to which this cap does not apply). Since the beginning of fiscal 2005, Northrop has paid approximately $3.6 million with respect to the environmental indemnities and approximately $5.8 million primarily with respect to tax payments and refunds for periods for which Northrop was responsible.
We are also required to indemnify Northrop and certain of its affiliates from liabilities arising from certain specified matters, including the inaccuracy or breach of any representation or warranty of the Blackstone affiliate party to the Master Purchase Agreement, the liabilities designated as “Automotive Liabilities” under the Master Purchase Agreement and specified tax losses or liabilities. Our indemnification obligation to Northrop for specified tax losses or liabilities is capped at $67 million. Payments for specified tax losses of approximately $30 million and $24.7 million were made in 2004 and 2005, respectively. Our remaining obligation under this indemnity is $12.3 million, which is expected to be paid in 2006.
Repurchase of Shares from Northrop
On March 8, 2005, we entered into two stock purchase agreements (the “Stock Purchase Agreements”) with Northrop and an affiliate of Northrop pursuant to which Northrop and its affiliate agreed to sell to us an aggregate of 7,256,500 shares of common stock of TRW for an aggregate consideration of $142,590,225 in cash. The closing of this sale of shares by Northrop to TRW occurred on March 11, 2005. Pursuant to the Stock Purchase Agreements, we, AIL and Northrop agreed to amend the stockholders agreement among such parties as described below. See “Stockholders Agreement” below.
Ancillary Agreements to the Master Purchase Agreement
Pursuant to the Master Purchase Agreement described above, we, and our subsidiary, TRW Automotive Inc. (“TRW Automotive”), entered into certain ancillary agreements with Northrop or its affiliates on or prior to the closing of the Acquisition. Under the intellectual property license agreements, TRW Inc. and TRW Automotive granted to each other certain intellectual property license agreements. The employee matters agreement provides for the allocation between TRW Inc. and TRW Automotive of certain assets and liabilities and certain other matters relating to employees, employee benefit plans and compensation agreements. The insurance allocation agreement allocates between TRW Inc. and TRW Automotive certain rights and obligations with respect to insurance policies of TRW Inc. that were in effect prior to the closing of the Acquisition. Generally, insurance coverages related to TRW Inc. liabilities were retained by TRW Inc., and insurance coverages related to TRW Automotive’s liabilities were assigned to TRW Automotive.

Stockholders Agreement
We, AIL, and Northrop entered into a stockholders agreement on the closing of the Acquisition. Blackstone and certain other equity investors hold their equity interests in us indirectly through equity interests in AIL. On January 28, 2004, we entered into a second amended and restated stockholders agreement. The amended and restated stockholders agreement provides for our governance and the governance of TRW Automotive, and provides specific restrictions and stockholder rights, such as registration rights and co-sale rights, with respect to certain sales of our capital stock. We refer to the second amended and restated stockholders agreement as the stockholders agreement in this Proxy Statement.
All significant decisions involving us or our direct or indirect subsidiaries require the approval of our board of directors, acting by a simple majority vote. The stockholders agreement provides that our board of directors initially consisted of six members, which, subject to the provision described below, may be increased to not more than nine members at the discretion of the board of directors. AIL is entitled to designate all nominees for election to the board of directors other than a nominee whom Northrop is entitled to designate and our chief executive officer; provided that the sixth and seventh such nominees shall not be affiliates of Blackstone. Our board of directors currently consists of eight members. The directors affiliated with Blackstone (Messrs. Simpkins, Friedman, Kabaker and O’Neill) constitute the Blackstone designees. The Northrop designee on our Board resigned in August 2005 as Northrop indicated it did not believe that continued representation on the Board is necessary given the current information we file with the Securities and Exchange Commission. As required by applicable law, the board of directors may be expanded to include such additional independent directors as may be required by the rules of the New York Stock Exchange, with such independent directors to be selected by the board of directors.
The stockholders party to the stockholders agreement have agreed not to transfer their shares of our common stock without offering to each other a right of first refusal, subject to certain exceptions, including registered sales and sales approved by stockholders owning at least a majority of the then-outstanding shares of our common stock. Any stockholder party to this agreement transferring at least a majority of our outstanding stock in a transaction has the right to drag along the other stockholders party to this agreement in such transaction and is subject to the right of such other stockholders to tag along in such transaction.
The stockholders agreement provides that any stockholder holding shares representing over 18% (or, after January 28, 2008, the percentage will be reduced to 10%) of the then-outstanding shares of our common stock has the ability to require us to register the resale of such stockholder’s shares. Accordingly, Blackstone, which beneficially owns approximately 56 million shares, or 56%, through AIL, will have the ability to require us to register the resale of its shares. The demand registration rights that the over-18% stockholders have include the right to request us to put up a shelf registration statement permitting the relevant stockholders to sell into the market from time to time over an extended period of time. In addition, Blackstone and Northrop will have the ability to exercise certain piggyback registration rights in connection with other registered offerings.
In connection with our repurchase of shares of common stock from Northrop pursuant to the Stock Purchase Agreements entered into in March 2005, Northrop agreed with us to amend and restate the stockholders agreement to (i) delete the right of Northrop with respect to demand registration of certain of its shares and (ii) provide that Northrop and its affiliates shall vote its remaining shares of our common stock only in accordance with the instructions provided by AIL.
For a description of certain agreements and relationships with Blackstone and its affiliates, see “Compensation Committee Interlocks and Insider Participation”.
Employee Stockholders Agreement
We, AIL, an affiliate of Northrop and our management group entered into an employee stockholders agreement as of the closing of the Acquisition. The employee stockholders agreement provides for certain restrictions and rights in connection with certain sales of shares of our common stock held by our management stockholders. Any stockholders party to this agreement transferring at least a majority of our outstanding stock in a transaction has the right to drag along the other stockholders in such transaction and is subject to the right of such other stockholders to tag along in such transaction. The agreement ceases to apply with respect to any shares sold pursuant to Rule 144 under the Securities Act of 1933.

Compensation Committee Interlocks and Insider Participation
Mr. Kabaker and Mr. Simpkins are currently members of the Compensation Committee. Mr. Joshua Astrof was a member of the Compensation Committee until his resignation from the Board of Directors on May 25, 2005. None of Mr. Astrof, Mr. Simpkins or Mr. Kabaker is or has been an employee or officer of TRW or its subsidiaries since the Acquisition. Mr. Kabaker is a Principal of Blackstone and Mr. Simpkins is a senior managing director of Blackstone. (Mr. Astrof was also a Principal of Blackstone at the time he served on the Compensation Committee.) For a description of the relationships of TRW’s directors with Blackstone and its affiliates, see “The Board of Directors – Director Information” and “Security Ownership of Certain Beneficial Owners and Management”.
Transaction and Monitoring Fee Agreement
In connection with the Acquisition, Blackstone entered into a transaction and monitoring fee agreement whereby Blackstone agreed to provide us monitoring, advisory and consulting services, including advice regarding (i) structure, terms and negotiation of debt and equity offerings; (ii) relationships with our and our subsidiaries’ lenders and bankers; (iii) corporate strategy; (iv) acquisitions or disposals; and (v) other financial advisory services as more fully described in the agreement. For these services, we paid an upfront transaction and advisory fee upon closing of the Acquisition, and have agreed to pay an annual monitoring fee of $5 million. Blackstone may elect, at any time, to receive, in lieu of annual payments of the monitoring fee, a single lump sum cash payment equal to the then-present value of all then-current and future monitoring fees payable under this agreement, assuming the termination date to be the tenth anniversary of the closing date of the Acquisition. We agreed to indemnify Blackstone and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction and monitoring fee agreement and the engagement of Blackstone pursuant to, and the performance by Blackstone of the services contemplated by, the transaction and monitoring fee agreement. The agreement terminates on the earliest of (1) the date on which Blackstone owns less than 5% of the number of shares of our common stock then outstanding; (2) Blackstone elects to receive a single lump sum cash payment in lieu of annual payments of the monitoring fee; and (3) such earlier date as we and Blackstone may mutually agree upon. Since the beginning of 2005, we have paid Blackstone $6.25 million in connection with this agreement, representing $5 million pertaining to 2005 and $1.25 million pertaining to 2006.
Cornerstone Purchasing Group
In the first quarter of 2006, we entered into a five-year participation agreement (“participation agreement”) with Cornerstone Purchasing Group LLC (“CPG”) designating CPG as exclusive agent for the purchase of certain indirect products and services. CPG is a “group purchasing organization” which secures from vendors pricing terms for goods and services that are believed to be more favorable than participants could obtain for themselves on an individual basis. Under the participation agreement we must purchase 80% of the requirements of our participating locations for the specified products and services through CPG. In connection with purchases by its participants (including us), CPG receives a commission from the vendor in respect of purchases. Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating our participation in CPG and monitoring the services CPG provides to us, CPG remits a portion of the commissions received from vendors in respect of purchases by us under the participation agreement to an affiliate of Blackstone, with whom certain members of our board, Messrs. Simpkins, Friedman, Kabaker and O’Neill, are affiliated and in which they may have an indirect pecuniary interest.

Audit Committee Report
The Audit Committee of our Board of Directors currently consists of three directors. All three of these individuals are independent for purposes of New York Stock Exchange Listing Requirements and the U.S. Securities and Exchange Commission’s rules promulgated under the Sarbanes-Oxley Act of 2002. The written charter under which the Audit Committee operates was adopted in 2004 and re-evaluated in 2005. The charter is posted on TRW’s Internet site (www.trwauto.com).
Management has primary responsibility for the audited financial statements of TRW Automotive Holdings Corp. (the “Company” or “TRW”) for the year ended December 31, 2005, which we refer to herein as our audited financial statements, and the financial reporting process, including the system of internal controls. TRW’s independent auditor, Ernst & Young LLP (“E&Y”), is responsible for performing an independent audit of the audited financial statements and opining on management’s assessment of the effectiveness of TRW’s internal control over financial reporting. As provided in the Audit Committee’s Charter, the Audit Committee oversees these matters.
The Audit Committee has prepared the following report on its activities:
•	The Audit Committee has reviewed and discussed the annual audited and quarterly financial statements with management and E&Y in advance of the public release of operating results, and filing of annual or quarterly reports with the U.S. Securities and Exchange Commission;

•	The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of our financial statements;

•	The Committee has received the written disclosures and the letter from E&Y, required by Independence Standards Board Standard No. 1, and has discussed with E&Y its independence from TRW; and

•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in TRW’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE:
J. MICHAEL LOSH (Chairman)
FRANCOIS J. CASTAING
JODY G. MILLER

Independent Auditors Fees

	Fiscal Year 2005	Fiscal Year 2004
	(in millions)	(in millions)
Audit Fees	$11,104	$7,317
Audit-Related Fees	1,655	1,536
Tax Fees	2,928	3,095
All other Fees	19	14

Total	$15,706	$11,962

Percent of total that were audit or audit related	81%	74%

Audit Fees
Audit fees are related to E&Y’s audit of our annual financial statements, timely interim reviews of the financial statements included in quarterly reports on Form 10-Q, statutory audits, assistance with registration statements and issuance of comfort letter and consents.
Audit-Related Fees
Audit–related services consisted primarily of assistance with compliance with internal control reviews, audits of carve-out financial statements for operations intended for divestiture, due diligence associated with initial public offering and accounting consultations.
Tax Fees
Tax fees represent fees for tax-related compliance and tax planning services provided to TRW and its subsidiaries by E&Y.
All Other Fees
These represent fees for all other services provided to TRW and its subsidiaries by E&Y. The Audit Committee has considered the nature of the above-listed services provided by E&Y and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with E&Y and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the U.S. Securities and Exchange Commission.
We have implemented procedures to ensure full compliance with the provisions of the Sarbanes-Oxley Act of 2002, including restrictions on the services which may be provided by E&Y. The Audit Committee believes that these restrictions would have had no significant effect on the nature and scope of services provided by E&Y nor on our ability to procure accounting, tax or other professional services as required.
Pre-Approval Policy
The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by E&Y. These procedures include reviewing all requested audit and permitted non-audit services and a budget for such services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and otherwise anticipated at the time the budget is submitted. Further Audit Committee approval is required to exceed the budget amount for a particular category of all audit and non-audit services by more than the greater of 10% or $20,000 (“Cost Over-Runs”) and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. For any service that has been pre-approved by the Audit Committee, management has the authority to reimburse reasonable out-of-pocket expenses incurred by E&Y in connection therewith. These reimbursed expense amounts do not count towards the pre-approved cost levels or budgeted amounts and are not considered a Cost Over-Run. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.
Executive Officers
The name, age and position as of March 2, 2006 and a description of the business experience of each of our executive officers is listed below. There is no family relationship among the executive officers or between any executive officer and a director. Our executive officers are elected annually by the Board of Directors and hold office until their successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position
John C. Plant	52	President, Chief Executive Officer and Director
Steven Lunn	57	Executive Vice President and Chief Operating Officer
David L. Bialosky	48	Executive Vice President, General Counsel and Secretary
Joseph S. Cantie	42	Executive Vice President and Chief Financial Officer
Peter J. Lake	50	Executive Vice President, Sales and Business Development
Neil E. Marchuk	48	Vice President, Human Resources
John C. Plant has been our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 – 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.
Steven Lunn has been our Executive Vice President and Chief Operating Officer since February 2003. Prior to that, Mr. Lunn had been Executive Vice President, Automotive Operations of TRW Inc. since 2001 and had served prior to that as Senior Vice President, Operations, of TRW Inc. Chassis Systems since May 1999. Mr. Lunn was Deputy President and Chief Operating Officer of Lucas Varity Automotive from August 1998 until April 1999. Prior to this position, he was Managing Director for Lucas Varity’s Light Vehicle Braking Systems Division.
David L. Bialosky has been our Executive Vice President, General Counsel and Secretary since April 2004. From December 2002 to April 2004, Mr. Bialosky was our Vice President, General Counsel and Secretary. Prior to the Acquisition, Mr. Bialosky had been a Vice President and an Assistant General Counsel of TRW Inc. since 1997. Since November 2001, he had been responsible for the legal function at TRW Inc.’s automotive business. He was Vice President and Assistant General Counsel of TRW Chassis Systems from October 1999 to November 2001 and of TRW Inc.’s automotive business from January to October 1999. From April 1997 to December 1998, Mr. Bialosky served as Vice President and Assistant General Counsel, TRW Inc. Automotive Electronics.
Joseph S. Cantie has been our Executive Vice President and Chief Financial Officer since April 2004. From December 2002 to April 2004, Mr. Cantie was our Vice President and Chief Financial Officer. Prior to the Acquisition, Mr. Cantie had served as Vice President, Finance for TRW Inc.’s automotive business since November 2001. Mr. Cantie served as Vice President, Investor Relations for TRW Inc. from October 1999 to November 2001. From November 1996 to September 1999, Mr. Cantie served in several executive positions with Lucas Varity plc, including serving as Vice President and Controller from July 1998 to September 1999. Prior to joining Lucas Varity, Mr. Cantie, a certified public accountant, spent ten years with the international accounting firm of KPMG.
Peter J. Lake has been our Executive Vice President, Sales and Business Development since April 2004. From December 2002 to April 2004, Mr. Lake was our Vice President, Sales and Business Development. Prior to the Acquisition, Mr. Lake had been Vice President, Sales and Business Development for TRW Inc.’s automotive business since February 2002. From October 2001 to February 2002, Mr. Lake held the position of Vice President, Planning and Business Development and Vice President and General Manager, Parts and Services for TRW Inc.’s automotive business. From October 2000 to November 2001, he held the same position for TRW Inc. Chassis Systems. From October 1999 to October 2000, Mr. Lake served as Vice President, Planning and Business Development for TRW Inc. Chassis Systems. From 1996 to October 1999, Mr. Lake served in various executive positions with Lucas Varity.

Neil E. Marchuk has been our Vice President Human Resources since September 2004. Prior to joining TRW, from December 2001 to August 2004, Mr. Marchuk was Director Corporate Human Resources for E.I. Du Pont De Nemours and Company (“E.I. Du Pont”), a company involved in science and technology in a range of disciplines, including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology. From September 1999 to November 2001, Mr. Marchuk was Director Global HR Delivery for E.I. Du Pont. From February 1999 to August 1999, Mr. Marchuk served E.I. Du Pont as its Global HR Director Global Services Division.
Compensation Committee Report
(How TRW Determines Executive Compensation)
Who is on the Compensation Committee?
The Compensation Committee consists of two directors who are affiliated with our majority shareholder, Blackstone. Although these directors are not employees of TRW, they are also not “independent” as defined by the New York Stock Exchange rules. Since TRW is a “controlled company”, the New York Stock Exchange rules do not require that TRW’s Compensation Committee be composed of independent directors. The Compensation Committee is responsible for:
▪	Reviewing key employee compensation policies, plans and programs;

▪	Reviewing and approving the compensation of TRW’s executive officers;

▪	Reviewing and approving employment contracts and other similar arrangements between TRW and its executive officers;

▪	Reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters;

▪	Administration of stock plans and other incentive compensation plans; and

▪	Reviewing TRW’s succession planning.
What is the purpose of the Compensation Committee?
TRW’s overall executive compensation philosophy is designed to:
▪	Provide competitive compensation in order to attract, retain, and motivate talented, high caliber, experienced executives necessary for the leadership and growth of TRW and for the achievement of TRW’s financial and operational objectives;

▪	Encourage and support strong financial and operational performance by compensating executives based on the achievement of specific performance objectives consistent with market practices linking pay and performance; and

▪	Create shareholder value by aligning the financial interests of executives and shareholders through the use of appropriate equity-based long-term incentive compensation, as well as establishing executive stock ownership guidelines.
How does TRW’s Executive Compensation Program work?
The Compensation Committee annually reviews the executive compensation program. Periodically, the Compensation Committee may engage an outside compensation consulting firm to assist in this review. The review includes a comparison of current total compensation levels to both automotive peer companies of similar size and durable goods manufacturing industry survey data. TRW targets total executive compensation at between the median and third quartile level. The Compensation Committee reviews the following compensation components for all executive officers:
▪	Base salary;

▪	Performance-based short-term incentive compensation and total cash compensation; and

▪	Performance-based long-term incentive compensation and total compensation.
The Chief Executive Officer reviews these compensation components for members of senior management other than the executive officers.
Base Salary. To ensure that TRW is able to attract and retain the most capable executives in the highly competitive automotive industry, TRW generally targets executive base salaries at the median of salary ranges from comparable companies. However, the Compensation Committee also may recommend base salaries in excess of or below the median commensurate with the executive’s individual performance and experience. Merit-based adjustments may be made to executive base salaries to reflect performance and to maintain market-competitive compensation levels.
Performance-Based Compensation. TRW follows a “pay for performance” approach to executive compensation and utilizes both short-term and long-term variable incentive compensation as a way to link total executive compensation directly to TRW’s financial and operating performance, as well as to the achievement of strategic goals. Executives earn additional variable compensation when performance exceeds pre-established objectives, and executives receive reduced variable compensation when performance does not meet these objectives.
How is Short-Term Incentive Compensation determined?
TRW provides annual incentive compensation opportunities that are tied to corporate or individual business unit financial, operational and strategic performance, adjusted to reflect individual performance. Payment of annual incentives is based on the achievement of goals and objectives with respect to the following:
▪	EBITDAP[1];

▪	Cash Flow[2]; and

▪	Other measures and factors determined to be relevant by the Compensation Committee, which may include the impact of industry-specific and general economic conditions as well as strategic considerations.
The EBITDAP and Cash Flow measures each constitute 40% of the target incentive with 20% attributable to the other measures and factors noted above.
Mr. Lunn has a target incentive of 130% of his annual base salary. Messrs. Lake, Cantie and Bialosky have a target annual incentive of 90% of their annual base salaries. The executive officers can earn more than the target amount if the performance of the business exceeds applicable targets. In 2005, TRW exceeded the EBITDAP and Cash Flow targets set by the Compensation Committee and, after considering the other measures as discussed above, Messrs. Lunn, Lake, Cantie and Bialosky were awarded incentives of 124% of their annual target incentives.
How is Long-Term Incentive Compensation determined?
TRW provides equity-based long-term incentive compensation opportunities (e.g., restricted stock units and/or stock options). The value of options is based on increases in TRW’s stock price. The value of restricted stock units is based on TRW’s stock price on the date the restricted stock units vest. In 2005, the Compensation Committee granted 938,000 stock options and 552,400 restricted stock units to employees and executive officers of TRW pursuant to its stock incentive plan. The options have an 8-year life, and both the options and restricted stock units vest ratably over three years. The options have an exercise price equal to the fair value of the stock on the grant date, which was $19.82. Of the total number of long-term incentive compensation awards made in 2005, 226,700 of the options and 137,300 of the restricted stock units were granted to executive officers (excluding the chief executive officer).
What are the Stock Ownership Guidelines for executives?
TRW strongly encourages executive officers and other members of senior management to own a significant amount of the TRW stock and has established stock ownership guidelines to ensure the ongoing alignment of employee and shareholder interests. Stock ownership guidelines range from:
▪	1,300 to 12,000 shares at senior management levels;

▪	25,000 to 55,000 shares for executive officers; and

[1]	In the case of the executive officers, EBITDAP is defined as earnings before interest (which includes securitization costs), taxes, depreciation, amortization, losses on retirement of debt and net pension and OPEB expense.

[2]	In the case of the executive officers, Cash Flow is defined as EBITDAP less capital expenditures plus or minus working capital adjusted for a monthly charge relating to overages or shortfalls to targeted working capital levels.

▪	120,000 shares at the CEO level.
Executives have three years within which to achieve their required ownership level, but must accumulate 40% of the required shareholding in the first year, 70% by the end of the second year and 100% by the end of the third year. Executives who do not meet and maintain these stock ownership guidelines will not be eligible for long-term incentive compensation. All of the executive officers named in our Summary Compensation Table set forth below have met or exceeded their stock ownership guidelines.
How is the Chief Executive Officer Compensation determined?
The Compensation Committee establishes the compensation program for Mr. Plant, our Chief Executive Officer, following the same philosophy, objectives and methods described in the general executive compensation program. In determining Mr. Plant’s base salary, the Committee considered:
▪	TRW’s financial performance;

▪	Survey and peer group compensation data; and

▪	Mr. Plant’s leadership, decision-making skills, experience, knowledge and strategic insight, as well as TRW’s financial performance.
Mr. Plant’s short-term incentive compensation is determined in the same manner as the other executive officers, except that the target for Mr. Plant’s annual short-term incentive compensation is 200% of his annual base salary. Mr. Plant’s bonus for 2005 represents 124% of his target incentive. For the fiscal year ended December 31, 2005, the Committee’s decisions regarding Mr. Plant’s compensation included the following:
▪	A merit increase in his base salary of 4.2% (effective as of February 1, 2005), taking his base salary from $1,415,000 to $1,475,000;

▪	A short-term incentive compensation award of $3,658,000; and

▪	A long-term incentive compensation award of 196,000 options and 124,000 restricted stock units (on the terms set forth above).
Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly-paid executive officers of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. In view of the grandfather provisions, TRW expects that Section 162(m) will not limit TRW’s tax deductions for executive compensation for 2005.
The Compensation Committee’s policy is to qualify compensation paid to TRW’s executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled managers and remain competitive with other employers, the Compensation Committee retains the authority to authorize other payments, including salary and bonuses, that would not otherwise be deductible.
COMPENSATION COMMITTEE:
NEIL SIMPKINS
MATTHEW KABAKER

Compensation of Executive Officers
Summary Compensation Table
The following table shows compensation information on an annual basis for John Plant, our Chief Executive Officer, and four other most highly compensated executive officers based on salary and bonus, whom we refer to as the “named executive officers”.

					Long-Term
		Annual Compensation			Compensation
					Restricted	Securities
Name and Principal				Other Annual	Stock Unit	Underlying	All Other
Position	Year (1)	Salary	Bonus	Compensation (2)(3)	Award(s) (4)	Options(#)	Compensation(5)
John C. Plant	2005	$1,469,000	$3,658,000	$135,175	$2,486,200	196,000	$168,145
President and Chief	2004	$1,407,500	$3,115,830	$110,033	—	—	$176,275
Executive Officer	2003	$1,350,000	$3,375,000	$1,820,155	—	2,300,000	$5,425,862

Steven Lunn	2005	$832,831	$1,302,074	—	$822,050	70,000	$5,721
Executive Vice President	2004	$813,000	$1,206,673	$811,336	—	—	$11,900
and Chief Operating Officer(6)	2003	$696,957	$1,124,224	$108,727	—	1,100,000	$805,915

Peter J. Lake	2005	$488,250	$546,840	$214	$681,700	54,000	$30,340
Executive Vice President	2004	$469,900	$468,695	$251	—	—	$30,680
Sales and Business Development	2003	$450,000	$505,000	$2,705	—	670,000	$448,150

Joseph S. Cantie	2005	$388,500	$435,240	$186	$621,550	50,000	$51,599
Executive Vice President	2004	$375,000	$371,588	$135	—	—	$54,620
and Chief Financial Officer	2003	$345,833	$430,000	—	—	620,000	$457,750

David L. Bialosky	2005	$368,500	$412,920	$1,104	$521,300	44,000	$50,734
Executive Vice President	2004	$355,000	$351,770	$905	—	—	$53,170
and General Counsel	2003	$337,500	$400,000	—	—	470,000	$457,750

(1)	The amounts shown for Salary and All Other Compensation in 2003 represent the pro forma amounts that would have been payable by us to the named executive officers as if the Acquisition had occurred on January 1, 2003, as well as certain payments made by Northrop in 2003 for services rendered to us. The number of securities underlying options for 2003 has been adjusted to reflect the 100 for 1 stock split on January 27, 2004.

(2)	Amounts shown for Mr. Plant include, among other things:
•	For 2005, a car allowance of $36,000, financial planning services of $25,000 and a gross-up in the aggregate amount of $34,496 for reimbursement of taxes pertaining to miscellaneous perquisite income items;

•	For 2004, a car allowance of $36,000, financial planning services of $25,000 and a gross-up in the aggregate amount of $25,103 for reimbursement of taxes pertaining to miscellaneous perquisite income items; and

•	For 2003, a car allowance of $36,000 for all of 2003, financial planning of $25,000, a gross-up in the amount of $16,982 for reimbursement of taxes on certain perquisite income, a gross-up in the amount of $1,605,209 paid by Northrop for taxes relating to the change of control payments made to Mr. Plant in March 2003, and a reimbursement and gross-up in the amount of $73,262, pertaining to social security related taxes.
(3)	Amounts shown for Messrs. Lake, Cantie and Bialosky represent gross-ups for reimbursement of taxes relating to miscellaneous income items. Perquisites for Messrs. Lunn, Lake, Cantie and Bialosky are not shown because total perquisites for each of these executive officers were less than the lesser of $50,000 or 10% of their respective annual salary and bonus, and accordingly the dollar value of such perquisites is not shown. Perquisites for an executive officer may, but do not necessarily, include reimbursement for any of the following expenses: car; financial planning; spousal travel; and income tax preparation.

Other Annual Compensation for Mr. Lunn includes:
•	for 2004, a gross-up for reimbursement of taxes in respect of the contribution made to the funded unapproved retirement benefit scheme; and

•	for 2003, above-market investment earnings on deferred compensation payments relating to amounts earned by Mr. Lunn in prior years.
(4)	The amounts are based on the per share closing price of the common stock on the date of grant, which was $20.05. The number of restricted stock units granted, and fiscal year end values, are as follows:

	# of RSUs	Fiscal Year End Value*
Mr. Plant	124,000	$3,267,400
Mr. Lunn	41,000	$1,080,350
Mr. Lake	34,000	$895,900
Mr. Cantie	31,000	$816,850
Mr. Bialosky	26,000	$685,100

*	Based on per share closing price of the common stock on the New York Stock Exchange on December 30, the last trading day of 2005, which was $26.35.
The restricted stock units were granted on March 2, 2005 and represent the right to receive shares of common stock on a one-for-one basis on the vesting date. The restricted stock units vest one-third on the first anniversary of the grant date and one-third on each anniversary thereafter. Vesting of the restricted stock units is accelerated upon a change of control. Upon a termination of the executive by TRW without cause or by the executive for good reason (i) in the case of Mr. Plant, his restricted stock units continue to vest as scheduled and (ii) in the case of the other executives, any restricted stock units that would otherwise be vested on the next scheduled vesting date become immediately vested.
If dividends are declared and paid by TRW during the period in which the restricted stock units are outstanding, then on the date the restricted stock units vest and shares of common stock are exchanged therefor, the executive shall be paid the dividends on such shares as if such shares had been outstanding during the period in which the dividends were paid.
(5)	2005 includes:
•	company-paid premium of $28,000 for executive medical coverage for each of Messrs. Plant, Lake, Cantie and Bialosky and company-paid premiums for Mr. Lunn of $1,610 for medical insurance and $4,111 for life insurance;

•	matching contributions under the Retirement Savings Plan in the amount of $4,898 (Mr. Plant), $4,404 (Mr. Cantie) and $5,362 (Mr. Bialosky);

•	the values of certain credits provided under the Benefit Equalization Plan in the amount of $132,647 (Mr. Plant), $18,399 (Mr. Cantie) and $16,247 (Mr. Bialosky) under which Plan we provide benefits substantially equal to benefits that could not be provided under the Retirement Savings Plan because of limitations under the Internal Revenue Code of 1986, as amended (the “Code”); and

•	imputed income on group life insurance in the amount of $2,600 (Mr. Plant), $2,340 (Mr. Lake), $796 (Mr. Cantie) and $1,125 (Mr. Bialosky).
2003 includes the following amounts paid by Northrop:
•	under the retention agreements entered into between Northrop and the named executive officers: $1.8 million (Mr. Plant); $800,000 (Mr. Lunn); and $420,000 (each of the other named executive officers); pursuant to an agreement between us and Northrop, we made those payments on behalf of Northrop, and Northrop reimbursed us for such amounts; and

•	$3,556,162 relating to a change in control of TRW Inc. and Mr. Plant’s continued employment through the Acquisition.
(6)	The amounts shown for Mr. Lunn represent the U.S. dollar equivalent of amounts paid in Great British pounds. Generally, the exchange rate used was the average annual exchange rate for the applicable year (except in the case of the bonus, which used the exchange rate on the date of payment of the bonus).
The exchange rates used were as follows;
•	Bonus
o	2005: $1.756 = £ 1.00

o	2004: $1.8949 = £ 1.00

o	2003: $1.84299 = £ 1.00
•	Other Amounts
o	2005: $1.81567 = £ 1.00

o	2004: $1.831 = £ 1.00

o	2003: $1.6096 = £ 1.00 (January 1, 2003 exchange rate used for salary)
Option Grants in Last Fiscal Year
The following table shows options granted to the named executive officers in 2005.

		Individual Grants (1)
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price		Present Value
Name	Granted	Fiscal Year	($/Sh)	Expiration Date	(2)
John C. Plant	196,000	20.9	$19.82	March 2, 2013	$1,238,720

Steven Lunn	70,000	7.5	$19.82	March 2, 2013	$442,400

Peter J. Lake	54,000	5.8	$19.82	March 2, 2013	$341,280

Joseph S. Cantie	50,000	5.3	$19.82	March 2, 2013	$316,000

David L. Bialosky	44,000	4.7	$19.82	March 2, 2013	$278,080

(1)	The options were granted on March 2, 2005 and vest one-third on the first anniversary of the grant date and one-third on each anniversary thereafter. Vesting of the options is accelerated upon a change of control. Upon a termination of the executive by TRW without cause or by the executive for good reason, (i) in the case of Mr. Plant, all of his options become immediately exercisable and (ii) in the case of the other executives, any options that would otherwise be exercisable on the next scheduled vesting date become immediately exercisable. The exercise price of $19.82 is equal to the fair market value (the average of the high and low sales prices of the common stock on the New York Stock Exchange) on the date of grant.

(2)	These values were determined based on the Black-Scholes option pricing model. Calculation of the Grant Date Present Value was based on the following assumptions: Stock price at grant of $19.82; expected price volatility of 28%; expected option life of five years; expected dividend yield of 0.00%; and expected risk free rate of return of 3.70%.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
The following table shows information concerning the values of options held by each of the named executive officers at the end of 2005. No stock appreciation rights are held by any executive officer.

			Number of Securities		Value of Unexercised In-the-
	Shares		Underlying Unexercised		Money Options at Fiscal
	Acquired on	Value	Options at Fiscal Year-End		Year-End(2)
Name	Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
John C. Plant	0	$—	920,000	1,576,000	$9,857,800	$16,066,580
Steven Lunn	0	$—	440,000	730,000	$4,714,600	$7,529,000
Peter J. Lake	0	$—	268,000	456,000	$2,871,620	$4,660,050
Joseph S. Cantie	0	$—	248,000	422,000	$2,657,320	$4,312,480
David L. Bialosky	0	$—	188,000	326,000	$2,014,420	$3,308,950

(1)	In 2005, none of the named executive officers exercised options granted for shares of our common stock.

(2)	These year-end values represent the difference between the fair market value of our common stock underlying options and the exercise prices of the options. The fair market value of our common stock is based on the closing price of our stock on the New York Stock Exchange on December 30, 2005, the last trading day of 2005, which was $26.35. “In-the-money” means that the fair market value of the underlying stock is greater than the option’s exercise price on the valuation date.
Pension Plan Information
The following table shows the approximate annual pension benefits payable under our qualified and nonqualified supplemental plans to Mr. Plant.

Average	Years of Service
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years
$1,400,000	$315,000	$420,000	$525,000	$630,000	$735,000
$1,600,000	$360,000	$480,000	$600,000	$720,000	$840,000
$1,800,000	$405,000	$540,000	$675,000	$810,000	$945,000
$2,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$2,200,000	$495,000	$660,000	$825,000	$990,000	$1,155,000
$2,400,000	$540,000	$720,000	$900,000	$1,080,000	$1,260,000
$2,600,000	$585,000	$780,000	$975,000	$1,170,000	$1,365,000
$2,800,000	$630,000	$840,000	$1,050,000	$1,260,000	$1,470,000
$3,000,000	$675,000	$900,000	$1,125,000	$1,350,000	$1,575,000
$3,500,000	$787,500	$1,050,000	$1,312,500	$1,575,000	$1,837,500
$4,000,000	$900,000	$1,200,000	$1,500,000	$1,800,000	$2,100,000
$4,500,000	$1,012,500	$1,350,000	$1,687,500	$2,025,000	$2,362,500
$5,000,000	$1,125,000	$1,500,000	$1,875,000	$2,250,000	$2,625,000
$5,500,000	$1,237,500	$1,650,000	$2,062,500	$2,475,000	$2,887,500

The following table shows the approximate annual pension benefits payable under our qualified and nonqualified supplemental plans to Mr. Cantie.

Average	Total Credited Service
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$40,400	$50,400	$60,400	$70,400	$80,400	$80,400
$ 400,000	$80,800	$100,800	$120,800	$140,800	$160,800	$160,800
$ 600,000	$121,200	$151,200	$181,200	$211,200	$241,200	$241,200
$ 800,000	$161,600	$201,600	$241,600	$281,600	$321,600	$321,600
$1,000,000	$202,000	$252,000	$302,000	$352,000	$402,000	$402,000
$1,200,000	$242,400	$302,400	$362,400	$422,400	$482,400	$482,400
$1,400,000	$282,800	$352,800	$422,800	$492,800	$562,800	$562,800
$1,600,000	$323,200	$403,200	$483,200	$563,200	$643,200	$643,200
$1,800,000	$363,600	$453,600	$543,600	$633,600	$723,600	$723,600
$2,000,000	$404,000	$504,000	$604,000	$704,000	$804,000	$804,000
The following table shows the approximate annual pension benefits payable under our qualified and nonqualified supplemental plans to Mr. Bialosky.

Average	Total Credited Service
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$45,400	$55,400	$65,400	$75,400	$85,400	$85,400
$ 400,000	$90,800	$110,800	$130,800	$150,800	$170,800	$170,800
$ 600,000	$136,200	$166,200	$196,200	$226,200	$256,200	$256,200
$ 800,000	$181,600	$221,600	$261,600	$301,600	$341,600	$341,600
$1,000,000	$227,000	$277,000	$327,000	$377,000	$427,000	$427,000
$1,200,000	$272,400	$332,400	$392,400	$452,400	$512,400	$512,400
$1,400,000	$317,800	$387,800	$457,800	$527,800	$597,800	$597,800
$1,600,000	$363,200	$443,200	$523,200	$603,200	$683,200	$683,200
$1,800,000	$408,600	$498,600	$588,600	$678,600	$768,600	$768,600
$2,000,000	$454,000	$554,000	$654,000	$754,000	$854,000	$854,000
Average compensation for Mr. Plant is the actual amount of salary for the preceding year (but not less than $1,350,000), plus the greater of (i) $650,000 or (ii) the average of annual performance bonuses earned under Mr. Plant’s employment agreement (not to exceed the previous three years). Average compensation for Messrs. Cantie and Bialosky is the average of the highest five consecutive calendar years of covered compensation, where covered compensation for a given year is the total of actual salary and performance bonus for the preceding year. The estimated pension benefits shown in the tables above assume payments in the form of a single life annuity following retirement on or after age 60. Retiree benefits are reduced after the retiree reaches age 62 to reflect Social Security benefits. Mr. Plant is also a participant in our plan in the United Kingdom as described below. However, benefits payable to Mr. Plant from our plan in the United Kingdom offset and are deducted from the pension benefits payable to Mr. Plant shown in the table above. Accordingly, the total amount of pension benefits payable to Mr. Plant will not exceed the amounts shown for Mr. Plant in the table above. Mr. Plant’s pension benefits may commence on an unreduced basis at age 57 1/2.
Our nonqualified supplemental plans consist of three supplemental retirement income plans under which we have undertaken to pay any retirement benefits otherwise payable to certain individuals, including the named executive officers, under the terms of our qualified retirement plan but for the provisions of the Code (or Inland Revenue, in the case of the United Kingdom) limiting amounts payable under tax-qualified retirement plans in certain circumstances. The supplemental retirement income plan covering Messrs. Cantie and Bialosky is unfunded. We have established a so-called “rabbi trust” to provide a source of payment for benefits under the supplemental retirement income plan covering Mr. Plant. Amounts are deposited in this trust from time to time to provide a source of payments to Mr. Plant when he retires. Amounts contributed to this trust during 2005 aggregated $621,437. We have established a funded unapproved retirement plan in the United Kingdom to provide supplemental retirement income benefits to Mr. Lunn. Benefits payable from this plan are funded through a trust. There were no contributions to this trust in 2005.

The following table shows the approximate annual pension benefits payable under our qualified and nonqualified supplemental plans to Messrs. Lunn and Lake, participants in our plans applicable to senior management employees located in the United Kingdom.

Final	Years of Service
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$100,000	$133,000	$133,000	$133,000	$133,000	$133,000
$ 400,000	$200,000	$266,667	$266,667	$266,667	$266,667	$266,667
$ 600,000	$300,000	$400,000	$400,000	$400,000	$400,000	$400,000
$ 800,000	$400,000	$533,333	$533,333	$533,333	$533,333	$533,333
$1,000,000	$500,000	$666,667	$666,667	$666,667	$666,667	$666,667
$1,200,000	$600,000	$800,000	$800,000	$800,000	$800,000	$800,000
$1,400,000	$700,000	$933,333	$933,333	$933,333	$933,333	$933,333
$1,600,000	$800,000	$1,066,667	$1,066,667	$1,066,667	$1,066,667	$1,066,667
$1,800,000	$900,000	$1,200,000	$1,200,000	$1,200,000	$1,200,000	$1,200,000
$2,000,000	$1,000,000	$1,333,333	$1,333,333	$1,333,333	$1,333,333	$1,333,333
Final compensation is salary over the 12 months prior to retirement plus the average of pensionable bonus for the last five years prior to retirement. The pensionable bonus in any year is the actual bonus paid for the year, subject to a cap of 10% of the year’s salary.
The estimated benefits reflect an annual payment assuming payments are made to Messrs. Lunn and Lake on or after age 62 1/2. The benefits of Messrs. Lunn and Lake will not be reduced as a result of any state benefits to which they may otherwise be entitled.
The years of credited service as of December 31, 2005 for pension purposes completed by the named executive officers are approximately as follows: Mr. Plant — 28 years of service; Mr. Lunn — 10 years of service; Mr. Lake — 31 years of service; Mr. Cantie — 6 years of service; and Mr. Bialosky — 17 years of service.
Employment Agreements
In connection with the consummation of the Acquisition in 2003, employment agreements between certain executives and TRW and its affiliates were terminated. Certain of our wholly-owned subsidiaries entered into new employment agreements with each of Messrs. Plant, Lunn, Bialosky, Cantie and Lake.
Mr. Plant’s Agreement
The employment agreement of Mr. Plant extends for an indefinite term, subject to termination of his employment by either Mr. Plant or our wholly-owned subsidiary, TRW Automotive Inc. pursuant to the terms of the agreement, and provides for the payment of a base salary and a bonus opportunity equal to 200% of Mr. Plant’s base salary. The agreement includes a confidentiality provision and a noncompetition and nonsolicitation provision for a term of two years following Mr. Plant’s termination of employment with us for any reason. Mr. Plant’s employment agreement was amended in February 2005 to provide the retiree medical benefits to Mr. Plant in the United States that he had under his United Kingdom medical plan.
Mr. Plant’s employment agreement also provides that if he is terminated by us without “cause” (other than due to his death or “disability”) or he resigns with “good reason” prior to a “change in control” (as such terms are defined in the agreement), he will be entitled to receive: (1) continued payment of his base salary and a monthly payment equal to the average of his annual bonuses received prior to termination divided by 12 for a period of two years; (2) continued welfare benefit coverage and certain perquisites for a period of 24 months; (3) a pro rata bonus for the year of termination; and (4) a supplemental retirement benefit equal to the excess of (A) the benefit Mr. Plant would have earned under our defined benefit pension plan had Mr. Plant participated for the number of years he is credited with under the U.K. pension plan and was credited with two additional years of service over (B) the benefit he would have earned under our defined benefit pension plan had he participated in our defined pension plan for the number of years he is credited with under the U.K. pension plan, without the benefit of the additional two years of service, payable monthly for a period of 24 months following his termination of employment.
The agreement additionally provides that if Mr. Plant is terminated without cause (other than due to his death or disability) or resigns with good reason prior to a change in control, but during a period of discussion in anticipation of a change in control, and such change in control subsequently occurs, he shall also be entitled to a lump sum payment, upon the change in control, equal to (1) the remainder of the cash severance benefits payable in clause (1) in the preceding paragraph, and (2) the sum of his base salary and average annual bonuses received prior to termination.
Mr. Plant’s employment agreement also provides that if Mr. Plant is terminated without cause (other than due to his death or disability) or resigns with good reason following a change in control but prior to the first anniversary of such change in control, he will be entitled to receive: (1) a lump sum payment equal to the sum of (A) two times his base salary and average annual bonus and (B) the sum of his base salary and average annual bonus multiplied by a fraction, the numerator of which is the number of months from the date of termination until the first anniversary of the change in control and the denominator of which is 12; (2) continued welfare benefit coverage and certain perquisites for a period of 24 months; (3) a pro rata bonus for the year of termination; and (4) the supplemental retirement benefit described above. In addition, Mr. Plant may resign for any reason during the sixty-day period following the first anniversary of such change in control and will be entitled to receive severance benefits he would be entitled to receive if he was terminated without cause or resigned with good reason prior to a change in control as described above; provided that he would receive his base salary and average annual bonus severance benefit in a lump sum.
Other Executive Agreements
The employment agreement of Mr. Lunn extends for an indefinite term, subject to termination of his employment by either Mr. Lunn, TRW Limited or TRW Automotive Inc. pursuant to the terms of the agreement. The employment agreements of Messrs. Bialosky, Cantie and Lake, as amended, extend until December 31, 2008, followed by automatic additional one-year terms unless notice of termination of the executive’s employment is provided by TRW Automotive Inc. or TRW Limited (in the case of Mr. Lake) or the executive prior to the expiration of the term. The agreements provide for the payment of a base salary and a bonus opportunity equal to a specified percentage of the executives’ base salary. Each agreement includes a confidentiality provision and a noncompetition and nonsolicitation provision for a term of 18 months (24 months for Mr. Lunn) following the termination of the executive’s employment for any reason other than a termination upon or following the expiration of the employment agreement. The agreements also provide that if the executive is terminated without “cause” or the executive resigns with “good reason” prior to a “change in control” (as such terms are defined in the agreements), such executive will be entitled to receive (1) continued payment of his base salary and a monthly payment equal to the average of his annual bonuses received prior to termination divided by 12 for a period of time equal to (A) two years for Mr. Lunn and (B) 18 months for Messrs. Bialosky, Cantie and Lake; (2) continued welfare benefits coverage for a period of 18 months (two years for Mr. Lunn); and (3) a pro rata bonus for the year of termination. In addition, upon such termination of employment, Mr. Lunn will be entitled to (1) a supplemental retirement benefit equal to the excess of (A) the benefit Mr. Lunn would earn under our U.K. defined benefit pension plan if he was credited with two additional years of service at the time of his termination over (B) the benefit he earns under our U.K. defined benefit pension plan based on credited years of service without the benefit of the additional two years of service, payable monthly for a period of 24 months following his termination of employment and (2) two additional years of credited service under the Lucas Funded Executive Pension Scheme No. 4.
The agreements additionally provide that if the executive is terminated without cause (other than due to his death or disability) or resigns with good reason prior to a change in control, but during a period of discussion in anticipation of a change in control, and such change in control subsequently occurs, he shall also be entitled to a lump sum payment, upon the change in control, equal to (1) the remainder of the cash severance benefits payable in clause (1) in the preceding paragraph, and (2) the sum of his base salary and average annual bonuses received prior to termination.
The employment agreements also provide that if the executive is terminated without cause (other than due to his death or disability) or resigns with good reason following a change in control but prior to the first anniversary of such change in control, he will be entitled to receive: (1) a lump sum payment equal to the sum of (A) 1.5 times his base salary and average annual bonus (two times for Mr. Lunn) and (B) the sum of his base salary and average annual bonus multiplied by a fraction, the numerator of which is the number of months from the date of termination until the first anniversary of the change in control and the denominator of which is 12; (2) continued welfare benefit coverage and certain perquisites for a period of 18 months (24 months for Mr. Lunn); and (3) a pro rata bonus for the year of termination.

In addition, in the case of the employment agreements for Messrs. Bialosky, Cantie and Lake, if TRW Automotive Inc. or TRW Limited (in the case of Mr. Lake) terminates the executive upon or following the expiration of his employment term, he will be entitled to a lump sum payment equal to his base salary and annual bonus, continued welfare benefits coverage for a period of one year and a pro rata bonus for the year of termination.
Criteria for Bonuses under Executive Employment Agreements
The employment agreements of Messrs. Plant, Lunn, Bialosky, Cantie and Lake originally provided that the executives’ annual bonuses will be based upon the achievement of annual net income, EBITDA and cash flow targets established by the board of directors within the first three months of each fiscal year. The employment agreements were amended in December 2004 to clarify that the objectives on which executives’ annual bonuses are based are defined measures of EBITDAP and cash flow and additional factors. See “Compensation Committee Report – How is Short-Term Incentive Compensation Determined?”
Deferred Compensation Plan
We have adopted a voluntary nonqualified deferred compensation plan for a number of our employees including our senior executives. An employee can defer any cash award payable to him as a cash bonus or, if applicable, a cash award/performance unit payable to him by a subsidiary pursuant to a similar long-term compensation program or other grant designated as being eligible for deferral that would be paid to him and considered to be “wages” for purposes of U.S. federal income tax withholding. Generally, the plan benefits are payable to the employee upon termination of his employment or at the option of the executive either five or ten years from the date of deposit.

Stock Performance Graph
The graph below provides an indicator of TRW’s cumulative total stockholder return as compared with Standard & Poor’s 500 Stock Index and the Standard & Poor’s 1500 Auto Parts & Equipment Index. The graph assumes an initial investment of $100. The graph covers a period of time beginning in February 2004, when TRW’s common stock first traded on the New York Stock Exchange, through December 31, 2005.

	Ticker	2/03/04	12/31/04	12/30/05
TRW Automotive	TRW	$100.00	$76.38	$97.23

S&P 500	SPX	$100.00	$108.41	$113.44

S&P 1500 Composite Auto Parts and Equipment Index	S15AUTP	$100.00	$99.03	$79.42

Stockholder Proposals
Any stockholder proposal intended for inclusion in the proxy material for the 2007 annual meeting must be received by our secretary at our World Headquarters no later than November 28, 2006. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the procedural requirements in TRW’s bylaws. Accordingly, written notice must be sent to the secretary of TRW not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2007 annual meeting, written notice must be delivered between the close of business on January 16, 2007 and the close of business on February 15, 2007. If the date of the annual meeting, however, is not within 30 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which TRW first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.
Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.
Annual Report and Other Matters
TRW’s 2005 Annual Report, including consolidated financial statements, is being mailed to you with this proxy statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 12001 Tech Center Drive, Livonia, MI 48150 for ten days before the meeting.
We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2005 including financial statements, financial statement schedules and other exhibits. All that a stockholder has to do is write to our secretary at 12001 Tech Center Drive, Livonia, MI 48150
March 28, 2006
David L. Bialosky
Secretary

ATTN: SHAREHOLDER RELATIONS	VOTE BY MAIL
12001 TECH CENTER DRIVE LIVONIA, MICHIGAN 48150	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TRW Automotive Holdings Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TRAUT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRW AUTOMOTIVE HOLDINGS CORP.

Vote on Directors

Proposal 1.	The election of two directors to serve as Class II directors for a three-year term beginning at the meeting and expiring at the 2009 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board has nominated for re-election 01) Robert L. Friedman and 02) J. Michael Losh, both current directors.	For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Vote on Proposal		For	Against	Abstain

Proposal 2.	The ratification of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of TRW Automotive Holdings Corp. for 2006.	☐	☐	☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

For comments, please check this box and write them on the back where indicated		☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executive, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 16, 2006
The stockholder(s) hereby appoint(s) John C. Plant, Joseph S. Cantie and David L. Bialosky, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRW Automotive Holdings Corp. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m., local time on Tuesday, May 16, 2006, at the Ritz-Carlton New York - Battery Park, Two West Street, New York, NY 10004, and any adjournment or postponement thereof. The record date for the annual meeting is March 20, 2006. Only stockholders of record at the close of business on that date may vote at the meeting.
Employees who participate in the TRW Automotive Retirement Savings Plan or the TRW Automotive Savings Plan for Represented Employees may use this proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote these shares. They will vote the shares in accordance with the employee’s instructions and the terms of the plan.
If the employee does not provide voting instructions for shares held in any of these plans, then an independent fiduciary selected by TRW, but not affiliated with TRW, will vote the shares as such independent fiduciary deems advisable.
Employees who participate in the TRW Canada Limited Retirement Savings Plan and have unit holdings in the TRW common stock fund will not be able to vote the securities held by the fund.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE